Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Feb. 6, 2014

Wisconsin Energy posts fourth quarter and full-year results for 2013

MILWAUKEE -- Wisconsin Energy (NYSE: WEC) today reported net income of $144.3 million or 63 cents a share for the fourth quarter of 2013. This compares with net income of $98.8 million or 43 cents a share for the fourth quarter of 2012.

Fourth quarter 2013 revenues were $1.18 billion, up from $1.07 billion recorded in the corresponding quarter a year ago. For the full year 2013, revenues rose to $4.52 billion from $4.25 billion in 2012.

Net income for the full year totaled $577.4 million or $2.51 a share -- compared to $546.3 million or $2.35 a share for 2012. Major factors contributing to the year’s strong performance include colder winter temperatures, effective cost management, and the impact of share repurchases.

Residential use of electricity in 2013 was down by 2.1 percent -- the result of cooler summer weather. Consumption of electricity by small commercial and industrial customers was level with 2012.

Electricity deliveries to large commercial and industrial customers -- excluding the iron ore mines in Michigan's Upper Peninsula --- declined by 2.6 percent for the year but rose by 1.1 percent in the fourth quarter.

“After a sluggish start, energy demand from our large commercial and industrial customers strengthened during the latter part of the year,” said Gale Klappa, chairman and chief executive. “As the year progressed, we saw strength in several sectors -- including paper manufacturing, chemical production, primary metals, and transportation equipment. In addition, customer growth continued during 2013.”

At the end of December, the company was serving 2,600 more electric customers and 5,800 more natural gas customers than the previous year.

“2013 was an exceptional year for Wisconsin Energy,” noted Klappa. “We achieved milestones in network reliability and customer satisfaction. We were named the most reliable utility in America. We completed a new biomass-fueled generating plant on time and on budget --- adding diversity to our portfolio of renewable energy projects. And we delivered another year of solid earnings growth while making significant progress toward a dividend payout that is more competitive with our peers.”

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1:00 p.m. Central time on Feb. 6, 2014. The presentation will review 2013 fourth quarter and year-end earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 10489174. Access also may be gained through the company's website (wisconsinenergy.com). Select 'Fourth Quarter, Year-End Earnings Release and Conference Call' and then select 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its fourth quarter and year-end performance. The materials will be available at 6:30 a.m. Central time on Feb. 6, 2014.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Feb. 20, 2014. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 10489174.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (wisconsinenergy.com), a component of the
S&P 500, has over $14 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,178.3	$1,071.2	$4,519.0	$4,246.4

Operating Expenses
Fuel and purchased power	266.8	249.7	1,153.0	1,098.6
Cost of gas sold	227.2	177.8	674.1	545.8
Other operation and maintenance	333.4	317.3	1,155.0	1,116.1
Depreciation and amortization	99.0	94.5	388.1	364.2
Property and revenue taxes	28.3	30.5	116.7	121.4
Total Operating Expenses	954.7	869.8	3,486.9	3,246.1

Treasury Grant	48.0	—	48.0	—

Operating Income	271.6	201.4	1,080.1	1,000.3

Equity in Earnings of Transmission Affiliate	17.5	16.8	68.5	65.7
Other Income and Deductions, net	3.5	1.2	18.8	34.8
Interest Expense, net	61.8	66.9	252.1	248.2

Income Before Income Taxes	230.8	152.5	915.3	852.6

Income Tax Expense	86.5	53.7	337.9	306.3

Net Income	$144.3	$98.8	$577.4	$546.3

Earnings Per Share
Basic	$0.64	$0.43	$2.54	$2.37
Diluted	$0.63	$0.43	$2.51	$2.35

Weighted Average Common Shares Outstanding (Millions)
Basic	226.2	229.5	227.6	230.2
Diluted	228.2	231.9	229.7	232.8

Dividends Per Share of Common Stock	$0.3825	$0.30	$1.445	$1.20

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31
	2013	2012
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$10,906.6	$10,572.2

Investments
Equity investment in transmission affiliate	402.7	378.3
Other	36.1	35.5
Total Investments	438.8	413.8

Current Assets
Cash and cash equivalents	26.0	35.6
Accounts receivable, net	406.0	285.3
Accrued revenues	321.1	278.1
Materials, supplies and inventories	329.4	360.7
Current deferred tax asset, net	310.0	105.3
Prepayments	145.7	145.5
Other	12.9	62.1
Total Current Assets	1,551.1	1,272.6

Deferred Charges and Other Assets
Regulatory assets	1,108.5	1,380.3
Goodwill	441.9	441.9
Other	322.5	204.2
Total Deferred Charges and Other Assets	1,872.9	2,026.4

Total Assets	$14,769.4	$14,285.0

Capitalization and Liabilities

Capitalization
Common equity	$4,233.0	$4,135.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,363.2	4,453.8
Total Capitalization	8,626.6	8,619.3

Current Liabilities
Long-term debt due currently	342.2	412.1
Short-term debt	537.4	394.6
Accounts payable	342.6	368.4
Accrued payroll and benefits	96.9	100.9
Other	177.3	165.4
Total Current Liabilities	1,496.4	1,441.4

Deferred Credits and Other Liabilities
Regulatory liabilities	879.1	868.4
Deferred income taxes - long-term	2,634.0	2,117.0
Deferred revenue, net	664.2	709.7
Pension and other benefit obligations	173.2	244.0
Other	295.9	285.2
Total Deferred Credits and Other Liabilities	4,646.4	4,224.3

Total Capitalization and Liabilities	$14,769.4	$14,285.0

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2013	2012
	(Millions of Dollars)
Operating Activities
Net income	$577.4	$546.3
Reconciliation to cash
Depreciation and amortization	400.2	371.7
Contributions to qualified benefit plans	—	(100.0)
Deferred income taxes and investment tax credits, net	312.7	293.2
Working capital and other	(59.3)	62.7
Cash Provided by Operating Activities	1,231.0	1,173.9

Investing Activities
Capital expenditures	(687.4)	(707.0)
Investment in transmission affiliate	(10.5)	(15.7)
Proceeds from asset sales	2.5	8.7
Change in restricted cash	2.7	42.8
Cost of removal, net of salvage	(37.8)	(38.3)
Other, net	(15.3)	(20.1)
Cash Used in Investing Activities	(745.8)	(729.6)

Financing Activities
Common stock repurchased under benefit plans, net	(48.9)	(51.6)
Common stock repurchased under repurchase plan	(126.0)	(51.8)
Dividends paid on common stock	(328.9)	(276.3)
Change in debt, net	(3.4)	(43.8)
Other, net	12.4	0.7
Cash Used in Financing Activities	(494.8)	(422.8)

Change in Cash	(9.6)	21.5

Cash at Beginning of Year	35.6	14.1

Cash at End of Year	$26.0	$35.6

Wisconsin Energy Corporation
Normalized Retail Electric Sales (a)

	Annual		Annual (b)
	2013 Actual vs. 2012 Actual	2013 Normalized vs. 2012 Normalized	2014 Budget vs. 2013 Normalized
Residential	(2.1)%	(0.3)%	0.4%
Small Commercial/Industrial	0.0%	(0.3)%	0.1%
Large Commercial/Industrial (ex. Mines)	(3.0)%	(1.6)%	(0.8)%
Total Large Commercial/Industrial	(10.7)%	(9.6)%	(14.4)%
Total Retail Sales	(4.5)%	(3.7)%	(4.7)%
Retail (Excluding Mines)	(1.6)%	(0.7)%	(0.1)%

(a) Normalized - 20 year average weather adjusted. The twelve months has also been adjusted for leap year in 2012 which caused a decline in normalized sales of approximately 0.3% relative to 2012.

(b) Actual results may differ materially from these forecasts because of seasonal, economic and other factors.